Exhibit 99.1

            Bestway, Inc. Reports Fiscal 2004 First Quarter Results;
                           Same Store Revenues Up 9.5%



    DALLAS, Dec. 11 /PRNewswire-FirstCall/ -- Bestway, Inc. (Nasdaq: BSTW), today released financial results for its fiscal first quarter, ended October 31, 2003.

    The Company had total revenues for the quarter ended October 31, 2003 of $9,059,027, a $786,065 increase from $8,272,962 for the same period in the prior year. We achieved this 9.5% year-over-year revenue increase from same stores. Net earnings for the first quarter ended October 31, 2003 increased to $64,505, or $.04 per share on a diluted basis, compared to net loss of $236,690, or $.14 per diluted share, for the same period last year.

    The year-over-year increase in total revenues and net earnings is primarily attributable to several strategic efforts implemented in fiscal year 2003. Specifically, the Company implemented strategies to improve profitability, including eliminating lower-cost, lower-margin merchandise from our product mix, focusing on higher revenue-generating merchandise, investing in training and developing our people and implementing a more aggressive and targeted marketing campaign.

    "We are very pleased with increased results in both revenues and earnings and look forward to continued growth this year," said David A. Kraemer, President and Chief Executive Officer. "We remain focused on aggressive training and marketing initiatives implemented this last year, while strategic efforts this year include focusing on opportunities for expansions or relocations of current stores based on targeted market analysis."

    Bestway, Inc. owns and operates a total of sixty-nine rent-to-own stores located in the southeastern United States. These stores generally offer high quality brand name merchandise such as home entertainment equipment, appliances, furniture and computers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period.

    This press release and the guidance above contain various "forward-looking statements" that involve risks and uncertainties. Forward-looking statements represent the Company's expectations or beliefs concerning future events. Any forward-looking statements made by or on behalf of the Company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, (i) the ability of the Company to open or acquire additional rental-purchase stores on favorable terms, (ii) the ability of the Company to improve the performance of such acquired stores and to integrate such opened or acquired stores into the Company's operations, (iii) the impact of state and federal laws regulating or otherwise affecting rental-purchase transactions, (iv) the impact of general economic conditions in the United States and (v) the impact of terrorist activity, threats of terrorist activity and responses thereto on the economy in general and the rental-purchase industry in particular. Undo reliance should not be placed on any forward-looking statements made by or on behalf of the Company as such statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, the occurrence of future events or otherwise.



     BESTWAY, INC.
     SELECTED BALANCE SHEET DATA (Unaudited)

                                                 October 31,        July 31,
                                                    2003              2003

    Cash and cash equivalents                     $319,214          $305,869
    Prepaid expenses and other assets              264,900           234,908
    Rental merchandise, net                     13,705,877        13,858,064
    Property and equipment, net                  2,500,351         2,732,798
    Total assets                                19,560,785        20,002,168

    Accounts payable                             1,172,840           751,328
    Debt                                         8,547,096         9,451,299
    Total liabilities                           11,172,545        11,683,375
    Stockholders' equity                         8,388,240         8,318,793


     BESTWAY, INC.
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

                                                     Three Months Ended
                                                         October 31,
                                                   2003              2002
    Revenues:
       Rental and fee income                    $8,894,938        $7,994,191
       Sales of merchandise                        164,089           278,771
                                                 9,059,027         8,272,962

    Cost and operating expenses:
       Depreciation and amortization:
         Rental merchandise                      1,759,171         1,620,547
         Other                                     328,441           372,537
       Cost of merchandise sold                    156,359           352,240
       Salaries and wages                        2,641,325         2,444,473
       Advertising                                 463,889           384,990
       Occupancy                                   618,270           589,060
       Other operating expenses                  2,837,956         2,654,078
       Interest expense                            152,814           175,165
       (Gain) loss on sale of property
        and equipment                               (2,572)              786
                                                 8,955,653         8,593,876

    Income (loss) before income taxes              103,374          (320,914)

       Income tax expense (benefit)                 38,869           (84,224)

    Net income (loss)                              $64,505         $(236,690)

    Basic and diluted net income (loss)
     per share                                        0.04            $(0.14)

    Weighted average common
     shares outstanding                          1,678,672         1,652,572

    Diluted weighted average common
     shares outstanding                          1,835,559         1,652,572



SOURCE  Bestway, Inc.
    -0-                             12/11/2003
    /CONTACT: Beth A. Durrett, Chief Financial Officer, bdurrett@bestwayrto.com , or David A. Kraemer, President and Chief Executive Officer, both of Bestway, Inc., 1-214-630-6655/
    (BSTW)

CO:  Bestway, Inc.
ST:  Texas
IN:  REA
SU:  ERN